                                                                      Exhibit 21

                           SUBSIDIARIES OF REGISTRANT

The registrant owns 100% of the capital stock of the following subsidiaries:

Connective Strategies, Inc. (A Delaware Corporation)
GRETACODER Data Systems AG (A Switzerland Corporation)
SafeNet/Trusted Services Corporation (A Delaware Corporation)
IRE Secure Solutions, Inc. (A Delaware Corporation)